EXHIBIT 99.1


        TALON INTERNATIONAL REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

               ZIPPER SALES INCREASE 37%; NET INCOME INCREASES 22%

LOS ANGELES, CALIF. -- AUGUST 19, 2008 -- Talon International, Inc. (OTCBB:TALN), a leading global supplier of apparel accessories including, Talon zippers, fasteners, trim and interlining products, reported financial results for the second quarter ended June 30, 2008.

SECOND QUARTER 2008 HIGHLIGHTS
o        Talon zipper sales up 37% vs. Q2 2007
o        Net sales for the quarter $17.0 million, up 26% vs. Q2 2007
o        Net income of $0.6 million, up 22% vs. Q2 2007

SECOND QUARTER 2008 FINANCIAL RESULTS
Net sales for the second quarter of 2008 were $17.0 million, an increase of 26% from $13.6 million in the second quarter of 2007. The revenue reflects continued growth within Southeast Asia and within new brands and program sales of Talon Zipper and Trim products. Talon Zipper sales increased $3.1 million, or 37%, to $11.4 million in the quarter, as compared to the same period a year ago. Talon Trim sales increased $0.6 million, or 12%, to $5.5 million as compared to the same period a year ago. Tekfit waistband sales were as anticipated, $0.2 million less than in the same period in 2007.

Net sales for the six months ended June 30, 2008 were $27.0 million, an increase of 19% from $22.6 million for the same period in 2007. Talon zipper sales for the first six months of 2008 increased $4.1 million or 31% more than in 2007. Trim product sales for the first six months of 2008 were $9.9 million or $900,000 greater than the same period in 2007; an increase of 10%. Tekfit product sales for the first six months of 2008 were $44,000, a decline of $594,000 from Tekfit sales of $638,000 for the first six months of 2007.

"Our gain in sales for the second quarter and year to date exceeded our expectations," said Lonnie Schnell, Talon's CEO. "The improvement is principally the result of new brand programs within the US and with our sales expansion within Southeast Asia, particularly China, for our Zipper and Trim products. The demand for a quality global supply alternative within the zipper market is strong, and Talon represents the leading solution for a growing number of major brand retailers. Additionally, the refocusing of our sales force that we announced in March is beginning to reflect the synergies we expected within all of our product lines."

"As anticipated, Tekfit sales were lower year over year," continued Schnell, "However, we are beginning to see modest results from our sales and marketing efforts over the last year, with a growing interest in, and adoption of the technology, by new customers."

Gross profit for the second quarter of 2008 totaled $4.9 million or 29% of sales, as compared to $4.1 million or 30% of sales in same quarter in 2007. Gross profit for the six months ended June 30, 2008 was $7.7 million, an increase of $829,000 over the same period in 2007. The increase in gross profit for the quarter and the six months was attributable to higher overall sales volumes, partially offset by higher manufacturing costs, increased freight and delivery charges, and customer accommodations on deliveries.

Operating expenses for the second quarter were $3.9 million, as compared to $3.2 million for the same period in 2007. Operating expenses for the six months ended June 30, 2008 were $7.9 million, as compared to $6.6 million for the same period in 2007. Cost increases for the second quarter and the six-months were generally associated with employee costs and business expenses in connection with the company's growth and expansion, as well as increases in professional and legal fees, and stock-based compensation charges. For the first six-months of 2008, operating expenses also included charges of $724,000 associated with the severance of former executives.


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The net income for the second quarter of 2008 was $598,000 or $0.03 per share as compared to a net income of $490,000 or $0.02 per share for the same period in 2007. For the six-months ended June 30, 2008 the Company reported a net loss of $1.2 million or a loss of $0.06 per share, as compared to a net loss of $305,000, or a net loss of $0.02 per share for the six months ended June 30, 2007.

The net income for the second quarter and net loss for the first six months of 2008 includes net interest expense of $643,000 and $1,193,000, respectively. The interest expense for 2008 reflects an increase of $377,000 and $702,000, for the second quarter and six months ended June 30, 2008, respectively, as compared to net interest expense for the same periods in 2007. The increase in interest costs are primarily associated with the Bluefin Capital debt facility entered into in June 2007. Non-cash charges for the second quarter and first six months of 2008 associated with Talon stock issued in connection with the debt facility represent $308,000 and $554,000 of the interest costs in each of the periods, respectively.

Cash on hand at June 30, 2008 was $3.7 million as compared with $2.9 million at December 31, 2007. Cash provided by operating activities for the six months ended June 30, 2008 was $1.2 million as compared to $1.7 million in the same period in 2007.

CONFERENCE CALL
Talon International will hold a conference call on Tuesday August 19, 2008, to discuss these second quarter 2008 financial results. Talon CEO Lonnie D. Schnell will host the call starting at 5:00 p.m. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Tuesday, August 19, 2008
Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)
Domestic callers: 1-800-862-9098
International callers: 1-785-424-1051
Conference ID#: 7TALON
Internet Simulcast and replay: http://viavid.net/dce.aspx?sid=0000535D

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time and until September 19, 2008:

Toll-free replay number: 1-800-283-8486
International replay number: 1-402-220-0869

ABOUT TALON INTERNATIONAL, INC.
Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon(R) brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria's Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the company's industry, competition and capital requirements, and the potential for growth in zipper sales and other products. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to manage an international


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expansion,  the level of acceptance  of the company's  products by retailers and consumers, pricing pressures and other competitive factors, our ability to reduce costs, and the unanticipated loss of major customers. These and other risks are more fully described in the company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY CONTACT                         INVESTOR RELATIONS
Talon International, Inc.               Scott Kitcher
Rayna Hernandez                         Liolios Group, Inc.
Tel (818) 444-4128                      Tel (949) 574-3860
raynah@talonzippers.com                 info@liolios.com


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
                            TALON INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                       Three Months Ended June 30,    Six Months Ended June 30,
                                      ----------------------------   ----------------------------

                                          2008            2007           2008            2007
                                      ------------    ------------   ------------    ------------
Net sales .........................   $ 17,020,629    $ 13,566,981   $ 27,006,118    $ 22,657,099
Cost of goods sold ................     12,119,725       9,484,488     19,347,249      15,827,411
                                      ------------    ------------   ------------    ------------
   Gross profit ...................      4,900,904       4,082,493      7,658,869       6,829,688

Selling expenses ..................        767,865         841,326      1,487,828       1,547,561
General and administrative expenses      3,082,164       2,406,192      6,430,400       5,017,780
                                      ------------    ------------   ------------    ------------
   Total operating expenses .......      3,850,029       3,247,518      7,918,228       6,565,341

Income (loss) from operations .....      1,050,875         834,975       (259,359)        264,347
Interest expense, net .............        643,130         265,858      1,192,644         490,574
                                      ------------    ------------   ------------    ------------
Income (loss) before provision for
  income taxes ....................        407,745         569,117     (1,452,003)       (226,227)
Provision for (benefit from) income
  taxes ...........................       (190,412)         78,624       (211,416)         78,624
                                      ------------    ------------   ------------    ------------
   Net Income (loss) ..............   $    598,157    $    490,493   $ (1,240,587)   $   (304,851)
                                      ============    ============   ============    ============
Basic income (loss) per share .....   $       0.03    $       0.03   $      (0.06)   $      (0.02)
                                      ============    ============   ============    ============
Diluted income (loss) per share ...   $       0.03    $       0.02   $      (0.06)   $      (0.02)
                                      ============    ============   ============    ============

Weighted average number of common
  shares outstanding:
   Basic ..........................     20,291,433      18,590,884     20,291,433      18,562,151
                                      ============    ============   ============    ============
   Diluted ........................     20,291,433      20,058,682     20,291,433      18,562,151
                                      ============    ============   ============    ============


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                            TALON INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                    June 30,       December 31,
                                                      2008            2007
                                                  (Unaudited)
                                                 -------------    -------------

Assets
Current Assets:
   Cash and cash equivalents ..................  $   3,741,404    $   2,918,858
   Marketable securities available for sale ...        540,000        1,040,000
   Accounts receivable, net ...................      7,077,382        3,504,351
   Inventories, net ...........................      2,673,647        2,487,427
   Prepaid expenses and other current assets ..        790,749          945,566
                                                 -------------    -------------
Total current assets ..........................     14,823,182       10,896,202

Property and equipment, net ...................      4,809,710        5,210,446
Fixed assets held for sale ....................        687,955          700,000
Due from related parties ......................        649,278          625,454
Other intangible assets, net ..................      4,110,751        4,110,751
Other assets ..................................        190,795          140,782
                                                 -------------    -------------
Total assets ..................................  $  25,271,671    $  21,683,635
                                                 =============    =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable ............................  $  11,297,188    $   6,603,929
  Accrued legal costs .........................        237,665          498,846
  Other accrued expenses ......................      2,841,258        2,646,662
  Demand notes payable to related parties .....         85,176           85,176
  Current portion of capital lease obligations         282,796          323,317
  Current portion of notes payable ............        263,869          299,108
                                                 -------------    -------------
Total current liabilities .....................     15,007,952       10,457,038

Capital lease obligations, less current portion         50,069          189,705
Notes payable, less current portion ...........        736,613          848,484
Revolver note payable .........................      4,160,710        3,807,806
Term notes payable, net of discounts of
  $2,933,300 and $2,485,700 ...................      7,441,705        7,014,301
Other long term liabilities ...................         83,651           83,651
                                                 -------------    -------------
Total liabilities .............................     27,480,700       22,400,985
                                                 -------------    -------------

Commitments and contingencies (Note 11)

Stockholders' Equity (Deficit):
  Preferred stock Series A, $0.001 par value;
    250,000 shares authorized; no
    shares issued or outstanding ..............           --               --

  Common stock,  $0.001 par value, 100,000,000
    shares  authorized;  20,291,433 shares
    issued and outstanding at June 30, 2008
    and December 31, 2007 .....................         20,291           20,291
  Additional paid-in capital ..................     54,646,042       54,510,161
  Accumulated deficit .........................    (56,532,833)     (55,292,246)
  Accumulated other comprehensive income (loss)       (342,529)          44,444
                                                 -------------    -------------
Total stockholders' equity (deficit) ..........     (2,209,029)        (717,350)
                                                 -------------    -------------
Total liabilities and stockholders' equity ....  $  25,271,671    $  21,683,635
                                                 =============    =============